HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9101106 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 701

Total Outstanding Loan Balance ($): 41,110,041

Total Expected Collateral Balance - Deal ($): 1,100,000,100

Total Expected Collateral Balance - Selection ($): 41,296,455

Average Loan Current Balance ($): 58,645

Weighted Average Original LTV (%) *: 99.2

Weighted Average Coupon (%): 11.52 Arm

Weighted Average Coupon (%): 0.00

Fixed Weighted Average Coupon (%): 11.52

Weighted Average Margin (%): 0.00

Weighted Average FICO (Non-Zero): 649

Weighted Average Age (Months): 2

First Liens: 0.0

Second Liens: 100.0

% Arms: 0.0

Fixed: 100.0

Interest Only: 0.3

% of Loans with Mortgage Insurance: 0.0

			Total	%		WA
Current Rate (%)		No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
7.01 - 7.50		1	57,355	0.1	7.25	90.0	702
8.51 - 9.00		4	300,485	0.7	8.93	100.0	748
9.01 - 9.50		1	22,762	0.1	9.01	100.0	774
9.51 - 10.00		34	1,901,175	4.6	9.92	99.7	694
10.01	- 10.50	38	2,658,853	6.5	10.31	97.7	691
10.51	- 11.00	97	6,671,157	16.2	10.82	98.5	673
11.01	- 11.50	158	8,437,287	20.5	11.35	99.7	639
11.51	- 12.00	218	11,900,868	28.9	11.80	99.1	635
12.01	>=	150	9,160,098	22.3	12.62	99.7	633
Total:		701	41,110,041	100.0	11.52	99.2	649

Max: 17.38
Min: 7.25
Wgt Avg: 11.52

	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
FICO
401 - 425	1	20,361	0.0	11.63	100.0	423
451 - 475	1	61,721	0.2	11.13	100.0	465
501 - 525	1	55,435	0.1	12.30	100.0	520
526 - 550	2	184,762	0.4	11.69	100.0	543
551 - 575	1	64,352	0.2	12.13	100.0	557
576 - 600	53	2,416,235	5.9	11.92	99.1	594
601 - 625	256	11,904,460	29.0	11.81	99.7	612
626 - 650	140	8,903,405	21.7	11.67	98.8	640
651 - 675	113	7,336,386	17.8	11.45	99.8	661
676 - 700	60	4,899,688	11.9	11.41	98.2	686
701 - 725	39	2,743,522	6.7	10.61	97.4	711
726 - 750	16	1,129,697	2.7	10.85	100.0	735
751 - 775	11	829,221	2.0	10.70	100.0	762
776 - 800	7	560,796	1.4	10.03	100.0	788
Total:	701	41,110,041	100.0	11.52	99.2	649
Max: 794
Min: 423 Wgt Avg: 649

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
<= 50,000	356	12,061,710	29.3	11.57	99.6	633
50,001 - 100,000	260	18,125,601	44.1	11.59	98.9	649
100,001 - 150,000	72	8,681,201	21.1	11.31	98.9	667
150,001 - 200,000	13	2,241,529	5.5	11.46	99.6	667
Total:	701	41,110,041	100.0	11.52	99.2	649
Max: 189,890.72
Min: 12,383.40
Avg: 58,644.85

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Original LTV {%) *	Loans	Balance	Balance	%	%	FICO
<= 50.0	3	296,694	0.7	11.01	40.0	681
80.1 - 85.0	3	124,929	0.3	11.87	83.8	604
85.1 - 90.0	10	509,570	1.2	10.65	89.7	662
90.1 - 95.0	20	1,344,095	3.3	12.40	94.7	647
95.1 - 100.0	665	38,834,754	94.5	11.50	100.0	649
Total:	701	41,110,041	100.0	11.52	99.2	649
Max: 100.0
Min: 40.0 Wgt Avg: 99.2

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	272	14,435,206	35.1	11.73	99.6	651
1.00	42	3,329,627	8.1	11.55	99.6	669
2.00	216	13,379,931	32.5	11.50	99.1	644
3.00	169	9,741,580	23.7	11.25	98.4	645
5.00	2	223,697	0.5	10.94	100.0	699
Total:	701	41,110,041	100.0	11.52	99.2	649

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	437	21,945,948	53.4	11.50	99.3	628
Reduced	94	7,114,875	17.3	11.62	99.8	664
Stated Income / Stated Assets	170	12,049,218	29.3	11.49	98.7	678
Total:	701	41,110,041	100.0	11.52	99.2	649

		Total			WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	690	40,513,999	98.6	11.50	99.2	648
Second Home	2	166,079	0.4	10.43	100.0	691
Investor	9	429,963	1.0	13.86	97.2	708
Total:	701	41,110,041	100.0	11.52	99.2	649

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	149	13,414,676	32.6	11.29	99.5	657
Florida	86	5,280,016	12.8	11.65	98.7	649
Illinois	32	1,923,358	4.7	11.48	99.7	672
Colorado	35	1,704,126	4.1	11.97	99.6	628
Arizona	30	1,632,150	4.0	11.26	99.5	645
Oregon	26	1,453,985	3.5	12.13	98.8	654
Ohio	46	1,451,566	3.5	11.55	95.4	617
New York	17	1,438,316	3.5	11.49	99.7	687
Nevada	22	1,382,361	3.4	11.41	99.1	644
Washington	24	1,210,316	2.9	11.38	99.6	658
Maryland	18	1,114,517	2.7	11.66	100.0	646
Georgia	23	877,473	2.1	11.96	99.7	619
New Jersey	11	839,344	2.0	12.16	100.0	644
Virginia	12	760,455	1.8	11.06	92.7	650
Massachusetts	10	625,592	1.5	11.95	100.0	655
Other	160	6,001,790	14.6	11.61	99.7	633
Total:	701	41,110,041	100.0	11.52	99.2	649

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	574	32,937,346	80.1	11.53	99.3	650
Refinance - Rate Team	25	1,452,809	3.5	11.57	98.8	649
Refinance - Cashout	102	6,719,886	16.3	11.47	98.7	642
Total:	701	41,110,041	100.0	11.52	99.2	649

		Total			WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Fixed Balloon 30/15	406	26,736,860	65.0	11.52	98.9	663
Fixed Balloon 40/30	102	5,762,976	14.0	11.56	99.4	614
Fixed Rate	193	8,610,205	20.9	11.50	99.7	630
Total:	701	41,110,041	100.0	11.52	99.2	649

		Total	%		WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	505	28,024,085	68.2	11.44	99.4	647
PUD	105	7,038,258	17.1	11.58	97.9	644
2 Family	34	2,344,093	5.7	11.48	99.5	659
3-4 Family	24	1,861,288	4.5	12.54	99.0	675
Condo	33	1,842,317	4.5	11.55	99.8	662
Total:	701	41,110,041	100.0	11.52	99.2	649

Margin (%)

Months to Rate Reset

Maximum Rate (%)

Minimum Rate (%)

Initial Periodic Cap (%)

Subsequent Periodic Cap (%)

		Total	%		WA
Interest Only Period (Months)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0	699	40,984,041	99.7	11.52	99.2	649
60	2	126,000	0.3	11.60	100.0	686
Total:	701	41,110,041	100.0	11.52	99.2	649